                                                                    EXHIBIT 99.1


REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Dean Foods Company:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Dean Foods Company and its subsidiaries at May 28, 2000 and May 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended May 28, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

June 27, 2000, except as to Note 16 which is as of July 10, 2000.

CONSOLIDATED BALANCE SHEETS

May 28, 2000 and May 30, 1999 (In thousands)


ASSETS                                                                                2000         1999
CURRENT ASSETS
        Cash and temporary cash investments                                     $   26,649   $   15,958
        Accounts and notes receivable, less allowance for doubtful
             accounts of $6,311 and $7,570, respectively                           302,557      303,337
        Inventories                                                                178,438      168,836
        Deferred tax assets                                                         56,720       54,354
        Other                                                                       36,020       39,653
-------------------------------------------------------------------------------------------------------
        Total Current Assets                                                       600,384      582,138
-------------------------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT, AT COST
        Land                                                                        58,420       57,860
        Buildings and improvements                                                 371,107      357,266
        Machinery and equipment                                                    790,929      672,345
        Transportation equipment                                                    90,321       72,729
        Construction in progress                                                    45,410       82,038
-------------------------------------------------------------------------------------------------------
        Total Property, Plant and Equipment, gross                               1,356,187    1,242,238
        Less - Accumulated depreciation                                            540,923      477,292
-------------------------------------------------------------------------------------------------------
        Total Property, Plant and Equipment, net                                   815,264      764,946
-------------------------------------------------------------------------------------------------------

OTHER ASSETS
        Goodwill, net of amortization of $36,550 and $21,568, respectively         557,721      547,153
        Other intangible assets, net of amortization of $5,560 and
             $2,983, respectively                                                    6,085        4,333
        Other                                                                       24,088       13,306
-------------------------------------------------------------------------------------------------------
        Total Other Assets                                                         587,894      564,792
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                    $2,003,542   $1,911,876
=======================================================================================================

See accompanying notes to consolidated financial statements.

(In thousands)                                                                    2000            1999
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
        Current installments of long-term obligations                      $     3,603    $     2,651
        Accounts payable and accrued expenses                                  396,400        398,174
        Dividends payable                                                        7,876          8,353
        Federal and state income taxes                                          41,219         30,308
-----------------------------------------------------------------------------------------------------
        Total Current Liabilities                                              449,098        439,486
-----------------------------------------------------------------------------------------------------

LONG-TERM OBLIGATIONS                                                          758,725        631,286
-----------------------------------------------------------------------------------------------------

DEFERRED LIABILITIES
        Deferred income taxes                                                   99,410         79,345
        Other                                                                   38,624         45,345
-----------------------------------------------------------------------------------------------------
        Total Deferred Liabilities                                             138,034        124,690
-----------------------------------------------------------------------------------------------------
        Total Liabilities                                                    1,345,857      1,195,462

SHAREHOLDERS' EQUITY
        Preferred stock, $1 par value, 10,000,000 shares authorized,
             none issued                                                          --             --
        Common stock, $1 par value, 150,000,000 shares authorized,
             42,364,508 and 42,275,564 shares issued, respectively              42,365         42,276
        Capital in excess of par value                                          65,172         62,120
        Retained earnings                                                      803,096        730,074
        Cumulative translation adjustment                                         (361)           (21)
        Less - Treasury stock, at cost, 6,879,155 and 2,999,246
             shares, respectively                                              252,587        118,035
-----------------------------------------------------------------------------------------------------
        Total Shareholders' Equity                                             657,685        716,414
-----------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES                                            --             --
-----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $ 2,003,542    $ 1,911,876
=====================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                               2000          1999           1998
For the Three Fiscal Years Ended May (In thousands)
Net sales                                                               $ 4,065,636   $ 3,755,148    $ 2,735,834
Costs of products sold                                                    3,104,218     2,941,170      2,105,849
Delivery, selling and administrative expenses                               732,728       642,535        467,466
Plant closure charges                                                         6,078        18,105           --
----------------------------------------------------------------------------------------------------------------
Operating earnings                                                          222,612       153,338        162,519
Interest expense, net of interest income                                     49,338        38,041         18,789
----------------------------------------------------------------------------------------------------------------
Income from continuing operations
        before income taxes                                                 173,274       115,297        143,730
Provision for income taxes                                                   67,156        44,966         55,750
----------------------------------------------------------------------------------------------------------------
Income from continuing operations                                           106,118        70,331         87,980
----------------------------------------------------------------------------------------------------------------
Discontinued operations, net of taxes:
        Income (loss) from discontinued operations                             --          (2,929)        18,322
        Gain on sale of discontinued operations                                --          83,820           --
----------------------------------------------------------------------------------------------------------------
        Total discontinued operations, net of taxes                            --          80,891         18,322
----------------------------------------------------------------------------------------------------------------
Net income                                                              $   106,118   $   151,222    $   106,302
================================================================================================================
Basic earnings (loss) per share:
        Income from continuing operations                               $      2.79   $      1.77    $      2.17
        Income (loss) from discontinued operations                             --            (.07)           .46
        Gain on sale of discontinued operations                                --            2.10           --
----------------------------------------------------------------------------------------------------------------
        Net income                                                      $      2.79   $      3.80    $      2.63
================================================================================================================
Diluted earnings (loss) per share:
        Income from continuing operations                               $      2.77   $      1.74    $      2.13
        Income (loss) from discontinued operations                             --            (.07)           .44
        Gain on sale of discontinued operations                                --            2.07           --
----------------------------------------------------------------------------------------------------------------
        Net income                                                      $      2.77   $      3.74    $      2.57
================================================================================================================
Weighted average common shares:
        Basic                                                                37,965        39,842         40,469
        Diluted                                                              38,311        40,482         41,395
================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Three Fiscal Years Ended May (In thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                    COMMON     COMMON     CAPITAL IN                  CUMULATIVE
                                                     STOCK      STOCK      EXCESS OF     RETAINED    TRANSLATION     TREASURY
                                                    SHARES      VALUE      PAR VALUE     EARNINGS     ADJUSTMENT        STOCK
BALANCES AT MAY 25, 1997                           40,284     $  41,545   $  18,073     $ 538,450    $    (218)     $ (30,169)

Net income                                           --            --          --         106,302         --             --

Issuance of common stock                              358           358       2,397          --           --             --

Exercise of stock options                              59            59      10,657          --           --             --

Purchase of treasury stock                           (731)         --          --            --           --          (35,754)

Cash dividends declared, $.80 per share              --            --          --         (32,362)        --             --

Cumulative translation adjustment                    --            --          --            --            (72)          --
-----------------------------------------------------------------------------------------------------------------------------

BALANCES AT MAY 31, 1998                           39,970        41,962      31,127       612,390         (290)       (65,923)

Net income                                           --            --          --         151,222         --             --

Issuance of common stock                              250           250       2,765          --           --             --

Exercise of stock options                              64            64       9,101          --           --             --

Purchase of treasury stock                         (1,783)         --          --            --           --          (70,384)

Issuance of treasury stock                              6          --          (155)         --           --              155

Issuance of treasury stock for acquisition            769          --        19,282          --           --           18,117

Cash dividends declared, $.84 per share              --            --          --         (33,538)        --             --

Cumulative translation adjustment                    --            --          --            --            269           --
-----------------------------------------------------------------------------------------------------------------------------

BALANCES AT MAY 30, 1999                           39,276        42,276      62,120       730,074          (21)      (118,035)

Net income                                           --            --          --         106,118         --             --

Issuance of common stock                               27            27       1,099          --           --             --

Exercise of stock options                              62            62       2,300          --           --             --

Purchase of treasury stock                         (3,893)         --          --            --           --         (134,899)

Issuance of treasury stock                             13          --          (347)         --           --              347

Cash dividends declared, $.88 per share              --            --          --         (33,096)        --             --

Cumulative translation adjustment                    --            --          --            --           (340)          --
-----------------------------------------------------------------------------------------------------------------------------

BALANCES AT MAY 28, 2000                           35,485     $  42,365   $  65,172     $ 803,096    $    (361)     $(252,587)
=============================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Three Fiscal Years Ended May  (In thousands)                                   2000         1999         1998
CONTINUING OPERATIONS
        Income from continuing operations                                         $ 106,118    $  70,331    $  87,980
        Adjustments to reconcile income from continuing
        operations to net cash provided from continuing operations:
           Depreciation and amortization                                            107,571       87,942       60,418
           Deferred income taxes                                                     16,463        9,834       16,131
           Other long-term deferred liabilities                                      (4,762)      (4,240)      (5,409)
           Plant closure charges                                                      6,078       18,105         --
           (Increase) decrease in working capital items, net of acquisitions:
               Accounts and notes receivable                                          6,817      (15,108)     (16,581)
               Inventories and other current assets                                   1,363         (963)      19,857
               Accounts payable and accrued expenses                                (14,580)     (17,102)     (10,294)
               Federal and state income taxes                                        10,912       18,096        9,342
           Other                                                                     (1,560)      (2,977)       1,266
---------------------------------------------------------------------------------------------------------------------
        Net cash provided from continuing operations                                234,420      163,918      162,710
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
        Capital expenditures                                                       (147,541)    (139,346)    (104,683)
        Proceeds from dispositions of property, plant and equipment                   6,898        4,693        1,943
        Acquisitions and equity investment, net of cash acquired                    (38,204)    (238,786)    (369,560)
        Capitalized information system costs and other                               (8,081)      (7,284)        --
---------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                      (186,928)    (380,723)    (472,300)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
        Issuance of long-term obligations                                              --        201,627      147,575
        Repayment of long-term obligations                                           (3,217)    (107,256)     (35,509)
        Issuance of commercial paper, net                                           131,401      136,410         --
        Issuance (repayment) of revolving credit agreement, net                        --       (210,000)     210,000
        Issuance (repayment) of notes payable to banks, net                            --        (12,000)       9,000
        Unexpended industrial revenue bond proceeds                                    --          5,965        4,656
        Cash dividends paid                                                         (33,574)     (33,263)     (32,021)
        Issuance of common stock                                                      3,488       12,180       11,020
        Purchase of treasury stock                                                 (134,899)     (70,384)     (35,754)
---------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities                         (36,801)     (76,721)     278,967
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY DISCONTINUED OPERATIONS                                           --        297,552       38,169
---------------------------------------------------------------------------------------------------------------------
INCREASE  IN CASH AND TEMPORARY CASH INVESTMENTS                                     10,691        4,026        7,546
Cash and temporary cash investments - beginning of year                              15,958       11,932        4,386
---------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS - END OF YEAR                                 $  26,649    $  15,958    $  11,932
=====================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE NOTED.

1. NATURE OF THE BUSINESS AND SUMMARY OF ACCOUNTING POLICIES
NATURE OF BUSINESS - Dean Foods Company and its subsidiaries ("the Company") are engaged in the processing, distribution and sales of dairy, pickle and other specialty food products. The Company operates in three business segments. The Company's principal products in the Dairy segment are fluid milk and cultured products, ice cream and extended shelf-life-products. Principal products in the Pickles segment are pickles, relishes and related items. Specialty segment products include powdered products, refrigerated salad dressings, sauces, puddings and dips, as well as the operations of the Company's transportation subsidiary.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR - The Company's fiscal year ends on the last Sunday in May. There were 52 weeks in the fiscal years ended May 2000 and 1999 and 53 weeks in fiscal 1998.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

CASH AND TEMPORARY CASH INVESTMENTS - The Company considers temporary cash investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES - Inventories are stated at the lower of cost or market. The majority of pickle inventories are valued on the last-in, first-out (LIFO) method. Dairy and certain specialty inventories are valued on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Asset                                        Useful Life
---------------------------------------------------------
Buildings and improvements                  5 to 40 years
Machinery and equipment                     2 to 25 years
Transportation equipment                    5 to 12 years

Major renewals and betterments are capitalized, while repairs and maintenance, which do not improve or extend useful life, are expensed. Upon sale, retirement, abandonment or other disposition of property, the cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is included in income. For income tax purposes, certain assets are depreciated using accelerated methods.

INTANGIBLE ASSETS - Excess of cost over market value of net identifiable assets of acquired companies and other intangible assets are amortized on a straight-line basis over periods up to forty years.

LONG-LIVED ASSETS - The Company continually reviews intangible assets and property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. To determine whether impairment exists, an estimate of the undiscounted future cash flows or, in the case of goodwill, undiscounted operating earnings are compared to the carrying amount. The Company believes that there is no impairment of long-lived assets at May 28, 2000.

COMPUTER SOFTWARE - The Company expenses or capitalizes computer software developed or obtained for internal use in accordance with AICPA Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized costs are amortized over a period of 5 years, beginning when the capitalized software is ready for its intended use.

PENSIONS - All of the Company's employees are covered by Company or union-management-administered pension plans or profit sharing plans. The policy with respect to Company-administered pension plans is to fund accrued pension costs based on determinations made by independent actuaries which include provisions for service cost, interest cost, return on pension assets and amortization of prior service cost and unrecognized initial net assets.

INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

ADVERTISING EXPENSE - Advertising expense is comprised of media, agency and production expenses. Advertising expenses are charged to income during the period incurred, except for expenses related to the development of a major commercial or media campaign, which are charged to income during the period in which the advertisement or campaign is first presented by the media.

REVENUE RECOGNITION - Substantially all revenues are recognized when products are shipped to the customers. Revenues are recorded net of all applicable provisions for discounts, returns and allowances.

EARNINGS PER COMMON SHARE - Earnings per share is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings per common share is based upon net income divided by the weighted average number of common shares outstanding during each year. Diluted earnings per common share is calculated based upon net income divided by the weighted average number of shares outstanding plus the weighted average number of potential common shares outstanding. The potential common shares outstanding of 346,000, 640,000 and 926,000 for fiscal 2000, 1999 and 1998, respectively, consist solely of the outstanding options under the Company's stock option plans.

STOCK-BASED COMPENSATION - SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to measure compensation cost using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Income tax benefits attributable to stock options exercised are credited to capital in excess of par value. The pro-forma disclosures required by SFAS No. 123, are disclosed in Note 7 of the Consolidated Financial Statements.

COMPREHENSIVE INCOME - During fiscal 1999, SFAS No. 130, "Reporting Comprehensive Income," which requires reporting comprehensive income and its components to be disclosed in the financial statements for all periods presented, became applicable. The only item of comprehensive income applicable to the Company was a cumulative translation adjustment.

SEGMENT REPORTING - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires disclosures of certain information about operating segments on a basis consistent with the way in which the Company manages and operates. The disclosures required by SFAS No. 131, are included in
Note 15 of the Consolidated Financial Statements.

RECLASSIFICATIONS - Certain previously reported amounts have been reclassified to conform to current year-end presentations.

2. BUSINESS ACQUISITIONS
During fiscal 2000 the Company completed the following two acquisitions:

FISCAL 2000 ACQUISITION                                    CLOSING DATE
-------------------------------------------------------------------------
DAIRY SEGMENT:
Dairy Express                                              July 16, 1999

PICKLES SEGMENT:
Steinfeld's Products Company                               July 1, 1999
-------------------------------------------------------------------------

Each of the fiscal 2000 acquisitions were asset purchases for cash consideration. The Company also assumed certain liabilities in addition to cash consideration paid. On a pro forma basis, which assumes the above acquisitions occurred at the beginning of each period presented, sales and net income are not materially impacted. On August 23, 1999, the Company made an equity investment in White Wave, Inc., a processor of soy-based products, the results of which are included in the Specialty segment. The acquisitions and equity investment were made for cash consideration totaling $38.2 million.

During fiscal 1999 the Company completed the following six acquisitions:

FISCAL 1999 ACQUISITION                                    CLOSING DATE
--------------------------------------------------------------------------------

DAIRY SEGMENT:
Alta Dena Certified Dairy                                  May 5, 1999
Berkeley Farms                                             November 4, 1998
U.C. Milk Company                                          September 17, 1998
Barber Dairies                                             August 11, 1998
Hillside Dairy                                             July 1, 1998

SPECIALTY SEGMENT:
Custom Food Processors, International                      March 8, 1999
--------------------------------------------------------------------------------

The Company also acquired three dairy distributors and, in conjunction with the sale of the Company's vegetable operations, an aseptic business, which is included in the Specialty segment.

All of the fiscal 1999 acquisitions were asset purchases, except U.C. Milk Company and Berkeley Farms, which were stock purchases. Cash consideration for fiscal 1999 acquisitions totaled $238.8 million. In addition to the cash consideration paid for these operations, the Company assumed certain liabilities.

On a pro forma basis, the net sales (unaudited) of the Company would have been $4,116.9 million in 1999 and $3,995.4 million in 1998. The pro forma sales amounts assume that all of the fiscal 1999 acquisitions occurred at the beginning of each period presented. On a pro forma basis, the results of operations (unaudited) of the companies acquired would not have had a material effect on the Company's net income or earnings per common share in 1999 or 1998.

During fiscal 1998, the Company completed the following ten acquisitions:

FISCAL 1998 ACQUISITION                                        CLOSING DATE
--------------------------------------------------------------------------------
DAIRY SEGMENT:
Purity Dairies                                                 May 14, 1998
Coburg Dairy                                                   March 31, 1998
Dairy Business of American
  Stores Company (Lucky Stores)                                March 2, 1998
Wengert's Dairy                                                February 23, 1998
Sani-Dairy Division of the
  Penn Traffic Company                                         January 20, 1998
Maplehurst Dairy, Inc.                                         January 6, 1998
H. Meyer Dairy Company                                         November 24, 1997
Milk Products LLC                                              November 21, 1997

PICKLES SEGMENT:
Schwartz Pickle                                                May 18, 1998

SPECIALTY SEGMENT:
Marie's Salad Dressing                                         May 27, 1997
--------------------------------------------------------------------------------

All of the fiscal 1998 acquisitions were asset purchases, with the exception of the Coburg Dairy and Purity Dairies acquisitions, which were stock purchases. Cash consideration for fiscal 1998 acquisitions totaled $369.6 million. In addition to the cash consideration paid for these operations, the Company assumed certain liabilities.

On a pro forma basis, the net sales (unaudited) of the Company would have been $3,254.5 million in 1998. The pro forma sales amounts assume that all of the above acquisitions occurred at the beginning of fiscal 1998. On a pro forma basis, the results of operations (unaudited) of the companies acquired would not have had a material effect on the Company's net income or earnings per common share in 1998.

All of the acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates and accordingly, the operating results of the acquired companies, subsequent to their respective acquisition dates, are included in the Company's consolidated financial statements. Fiscal 2000 acquisitions have been recorded at their estimated fair values using preliminary valuations of the opening balance sheets. These estimates of fair value are subject to change when final information concerning asset and liability valuations are obtained. Goodwill arising from the acquisitions, totaling an estimated $22.2 million, $221.4 million and $284.4 million in 2000, 1999 and 1998, respectively, will be amortized using the straight-line method over periods up to forty years.

3. PLANT CLOSURE CHARGES
During the fourth quarter of fiscal 2000, the Company announced two plant closures in the Dairy segment, which resulted in a pre-tax charge of $6.1 million ($3.8 million after-tax, or $.10 per share). Cash charges related to the plant closures, which include severance and exit costs, totaled $1.9 million. Non-cash charges of $4.2 million are associated with the write-down to net realizable value of certain assets. Cash charges are expected to be paid by the end of fiscal year 2001. The closures, which will affect approximately 118 hourly and salaried employees, are expected to be completed by the end of the second quarter of fiscal year 2001. Production will be relocated and consolidated into existing facilities.

During fiscal 1999, the Company announced plant closures in the Dairy, Pickles and Specialty segments, which resulted in a pre-tax charge of $18.1 million ($11.0 million after-tax or $.27 per share). Cash charges related to the plant closures, which include primarily severance, lease termination and exit costs, totaled $8.9 million. Non-cash charges of $9.2 million associated with the write-down to net realizable value of certain assets comprise the remainder of the provision. As of May 28, 2000, substantially all the cash charges related to the plant closures have been paid. Fiscal 1999 plant closures were completed by the end of the first quarter of fiscal 2000 resulting in the elimination of approximately 400 hourly and salaried employees. Production from the Dairy and Pickles operations was relocated and consolidated into existing facilities. The Specialty segment warehouse was replaced by public warehousing.

4. DISCONTINUED OPERATIONS
On September 23, 1998, the Company sold the stock of Dean Foods Vegetable Company to Agrilink Foods, Inc. ("Agrilink") for $378.2 million in cash, a $30.0 million Agrilink subordinated note and Agrilink's aseptic foods business, which was valued at $80.2 million. Cash proceeds were utilized to repay debt outstanding under the Company's Revolving Credit Agreement. Due to the uncertainty of the realizability of the $30.0 million subordinated note, the note was valued at a nominal amount. In fiscal year 1999, the Company recorded an after-tax gain on the sale of the Vegetables segment of $83.8 million ($2.07 per diluted share). Accordingly, Vegetables segment results are presented as discontinued operations.

Net sales of discontinued operations were $139.8 million and $533.3 million in 1999 and 1998, respectively. The income tax provision (benefit) included in Income (Loss) from Discontinued Operations was $(1.9) million and $12.2 million for 1999 and 1998, respectively. Income from operations of the discontinued segment includes interest expense allocations (based on short-term interest expense incurred and changes in working capital levels) of $2.5 million and $9.2 million in 1999 and 1998, respectively.

5. BORROWING ARRANGEMENTS
Long-term obligations, less installments due within one year, are summarized below:

                                                                     2000                  1999
$200 million senior note, 6.625%, maturing in 2009                 $199,844              $199,826
$150 million senior note, 6.9%, maturing in 2017                    147,893               147,772
$100 million senior note, 6.75%, maturing in 2005                    99,495                99,394
Commercial paper, maturing in 2003
   (weighted average 5.69%)                                         267,811               136,410
Industrial revenue bonds, maturing in
    varying amounts through 2021:
    Fixed rate, 4.75% to 6.63%,
    (weighted average 5.96%)                                          3,675                 4,235
    Floating rate, 3.7% to 3.8%,
    (weighted average 3.79%)                                         25,400                25,600
Capitalized lease obligations, 2.0% to
    10.0%, maturing in various installments
    through 2011 (weighted average 8.05%)                            17,782                19,622
Other obligations, 4.8% to 10.0%,
    maturing in varying amounts through
    2004 (weighted average 7.79%)                                       428                 1,078
-------------------------------------------------------------------------------------------------
                                                                    762,328               633,937
Less: Installments due within one year                                3,603                 2,651
-------------------------------------------------------------------------------------------------
Total long-term obligations                                        $758,725              $631,286
-------------------------------------------------------------------------------------------------


In March 1999, the Company entered into a $500 million Commercial Paper program backed entirely by the Company's $500 million Revolving Credit Agreement. As the Company has the ability and intent to refinance such borrowings on a long-term basis, the outstanding commercial paper balance has been classified as long-term. During fiscal 2000, the maximum commercial paper outstanding was $306.4 million; average commercial paper outstanding during the year was $223.1 million at a weighted average interest rate of 5.69%. At May 28, 2000, the Company had $267.8 million of outstanding commercial paper. During fiscal 1999, the maximum commercial paper outstanding was $377.5 million; average commercial paper outstanding during the year was $50.1 million at a weighted average interest rate of 4.88%. At May 30, 1999, the Company had $136.4 million of outstanding commercial paper.

In fiscal 1998, the Company entered into an unsecured $500 million Revolving Credit Agreement maturing in 2003 and with a facility fee of 0.07%. Borrowings under the Credit Agreement bear interest, at the Company's option, at either fixed or variable rates linked to the Company's public debt credit rating. During fiscal 2000 there were no borrowings under the Credit Agreement. During fiscal 1999, the maximum borrowings under the Credit Agreement were $350.0 million; average borrowings were $131.0 million at a weighted average interest rate of 5.6%. At May 30, 1999, there were no borrowings outstanding under this facility.

Prior to December 1999, the Company had various committed and uncommitted lines of credit. During fiscal 2000, there were no borrowings under the committed and uncommitted lines of credit. During fiscal 1999, maximum borrowings under the Company's committed and uncommitted lines of credit were $198.0 million and average borrowings for the year were $34.7 million at a weighted average interest rate of 5.4%. At May 30, 1999, the Company did not have any debt outstanding from uncommitted short-term lines of credit.

In May 1999, the Company issued $200 million of 6.625% Notes due 2009. The net proceeds were used to repay existing commercial paper indebtedness.

The Company is subject to certain debt covenants. The most restrictive provisions of the Company's borrowing arrangements were as follows: the Company's fixed charge coverage ratio must exceed 3.0; and the Company's ratio of Consolidated Debt to Consolidated Total Capital cannot exceed 65%.

Maturities of long-term obligations are as follows:

2001                                                   $  3,603
2002                                                      5,169
2003                                                    269,880
2004                                                      2,199
2005                                                    104,406
Thereafter                                              377,071
---------------------------------------------------------------
Total                                                  $762,328
===============================================================

Certain land, buildings and machinery and equipment having a net carrying value of approximately $21 million were mortgaged or otherwise encumbered against long-term debt of $18 million at May 28, 2000.

The fair value of the Company's long-term debt was determined using valuation techniques that considered cash flows discounted at current market rates and management's best estimate for instruments without quoted market prices. At May 28, 2000 and May 30, 1999 the fair value of long-term debt is estimated to be $718.7 million and $633.7 million, respectively.

6. SHAREHOLDERS' EQUITY
The 1998 shareholders' rights plan, as amended, protects shareholders in the event the Company becomes the target of coercive and unfair takeover tactics. The rights were distributed to shareholders on the basis of one preferred share purchase right for each share of Dean Foods Company common stock. Each right is attached to and traded with the Company's common stock, but will detach and become exercisable ten days after a public announcement that a person or group has acquired, or has announced a tender offer for, 15% or more of the Company's common stock. The rights will initially be exercisable to purchase common stock equivalents for $200 per share. Upon a person acquiring 15% or more of the Company's common stock, the rights will entitle the holders (other than the acquiring person) to purchase shares of common stock at a 50% discount. The rights may be redeemed by the Company for $.01 per right at any time prior to a public announcement that a person or group has acquired 15% or more of the Company's common stock. The rights expire on August 10, 2008, unless previously redeemed or exercised.

The Company, from time to time, may repurchase shares of its common stock in the open market, in privately-negotiated transactions or otherwise at a price or prices reasonably related to the then prevailing market price. During fiscal 2000, the Company repurchased a total of 3,893,341 shares of its common stock for $134.9 million. Total shares classified on the May 28, 2000 and May 30, 1999 balance sheets as treasury stock are 6,879,155 and 2,999,246, respectively, resulting in a decrease in shareholders' equity of $252.6 million and $118.0 million, respectively.

7. STOCK PLANS
A summary of stock option activity for the Company's stock option plans follows:


                                               Number           Average
                                            of Shares      Option Price
                                         Under Option         Per Share
Options outstanding
   at May 25, 1997                          1,892,794            $27.45
Changes during the year:
    Granted                                   828,074             34.77
    Terminated                                (92,771)            30.23
    Exercised                                (416,924)            27.44
-----------------------------------------------------------------------
Options outstanding
   at May 31, 1998                          2,211,173             30.07
Changes during the year:
    Granted                                   600,300             48.89
    Terminated                                (21,689)            40.14
    Exercised                                (300,075)            28.45
-----------------------------------------------------------------------
Options outstanding
   at May 30, 1999                          2,489,709             34.72
Changes during the year:
    Granted                                   955,200             37.31
    Terminated                               (146,222)            42.77
    Exercised                                 (81,960)            28.73
-----------------------------------------------------------------------
Options outstanding
   at May 28, 2000                          3,216,727            $35.28
=======================================================================

Options exercisable and available for grants at the end of each respective year are as follows:


                                      2000              1999             1998
Exercisable                      1,693,572         1,351,210        1,020,194
Average option
   price per share                  $31.33            $30.53           $28.92
=============================================================================
Available for grants             2,837,647         1,691,193        2,330,613
=============================================================================


                                                 Weighted
                                                  average       Weighted
                                                 remaining       average
                                                contractural    Exercise
Range of Exercise Prices           Shares         life(yrs)       Price
--------------------------------------------------------------------------
$22.87 to $24.67                   315,035          5.50          23.21
$26.87 to $27.50                   449,187          4.84          27.18
$28.13 to $29.87                   363,942          5.00          28.87
$32.00 to $32.87                   314,285          5.34          32.22
$36.50 to $39.00                 1,230,130          8.55          37.47
$49.43 to $55.38                   544,148          7.96          50.05
--------------------------------------------------------------------------
                                 3,216,727          6.92          35.28
--------------------------------------------------------------------------

Options vest in accordance with provisions as set forth in the applicable option agreements.

The Company adopted the disclosure-only provision under SFAS No. 123, "Accounting for Stock-Based Compensation," while continuing to measure compensation cost under APB Opinion No. 25, "Accounting for Stock Issued to Employees." If the accounting provisions of SFAS No. 123 had been adopted over the last three years, the Company's income from continuing operations and income per share would have been reduced to the following pro forma amounts:


                                                                  2000             1999            1998
-----------------------------------------------------------------------------------------------------------
Income from continuing operations:
      As reported                                          $    106,118    $      70,331    $     87,980
      Pro forma                                            $    100,422    $      65,195    $     84,180
-----------------------------------------------------------------------------------------------------------
Basic earnings per share:
      As reported                                          $       2.79    $        1.77    $       2.17
      Pro forma                                            $       2.64    $        1.64    $       2.08
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share:
      As reported                                          $       2.77    $        1.74    $       2.13
      Pro forma                                            $       2.62    $        1.61    $       2.03
-----------------------------------------------------------------------------------------------------------



The weighted average fair value of options at date of grant was $11.25, $15.20 and $15.00 during 2000, 1999, and 1998, respectively. The fair value of each option at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:


                                        2000              1999              1998
Expected life (years)                   8.0               8.0               8.0
Risk-free rate of return                6.0%              5.6%              6.9%
Volatility                             23.1%             22.2%             20.6%
Dividend yield                          2.5%              2.0%              2.0%


Under the stock option plans, key employees and directors may be granted stock awards or options to purchase, at fair market value on the date of grant, a maximum of 7,315,000 shares of the Company's common stock. Of these shares, a maximum of 215,000 may be granted to non-employee directors. A total of 166,500 shares have been granted to non-employee directors. A total of 78,932 non-qualified options are outstanding, which obligate the Company to make a cash payment to the optionee, upon exercise, of an amount up to the aggregate increase in the market value of the common stock since the date of grant. Options terminate ten years after date of grant.

The Company may, from time to time, offer key employees the opportunity to elect to receive, in lieu of all or a portion of the cash bonuses otherwise payable to them, stock awards of shares of the Company's common stock having a fair market value on the date of the award equal to 115% of such cash bonuses or portions thereof (Incentive Awards Program). In fiscal 2000 and 1999, key employees elected to receive 27,068 and 43,788 shares, respectively, under the Incentive Awards Program.

8. INVENTORIES
At May 28, 2000 and May 30, 1999, inventories comprised the following:

                                                2000               1999
Raw materials and supplies                  $ 53,726           $ 52,482
Materials in process                           9,593             11,292
Finished goods                               124,381            114,776
-------------------------------------------------------------------------
                                             187,700            178,550
Less: Excess of current cost over
      stated value of last-in, first-out
      inventories                              9,262              9,714
-------------------------------------------------------------------------
Total inventories                           $178,438           $168,836
=========================================================================

The percentage of costs of products sold determined on the basis of last-in, first-out cost approximated 13.3% and 12.6% for 2000 and 1999, respectively.

9. INCOME TAXES
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.



Provision for income taxes was as follows:


                                    2000           1999            1998
Current tax expense:
   Federal                    $   44,297     $   28,013     $    34,196
   State and foreign               6,396          7,119           5,423
-------------------------------------------------------------------------
                                  50,693         35,132          39,619
-------------------------------------------------------------------------
Deferred tax expense
   (benefit):
   Federal                        14,067         10,070          12,852
   State and foreign               2,396           (236)          3,279
-------------------------------------------------------------------------
                                  16,463          9,834          16,131
-------------------------------------------------------------------------
Provision for
   income taxes               $   67,156     $   44,966     $    55,750
=========================================================================

The effective tax rates differ from the prevailing statutory federal rate as follows:


                                    2000            1999            1998
Statutory federal tax rate          35.0%           35.0%           35.0%
State and foreign,
   net of federal benefit            3.3             4.0             4.0
Goodwill                             0.9             1.5             0.3
Other, net                          (0.4)           (1.5)           (0.5)
-------------------------------------------------------------------------
Effective tax rate                  38.8%           39.0%           38.8%
=========================================================================

The components of the deferred income tax assets and liabilities were as follows:


                                                 2000              1999
Deferred tax assets:
   Accounts receivable                    $     1,928      $      2,136
   Inventory                                   (2,238)           (3,036)
   Self-insurance reserves                     19,987            18,040
   Plant shutdown, idle facilities
     and environmental costs                    8,504            10,145
   Note receivable                             13,523            12,400
   Employee benefits and
     compensation                               8,002             7,749
   Other                                        7,014             6,920
-------------------------------------------------------------------------
Total deferred tax assets                 $    56,720      $     54,354
=========================================================================

Deferred tax liabilities:
   Fixed assets                           $   (77,310)     $    (57,661)
   Deferred compensation                       14,559            13,127
   Goodwill and other intangibles             (41,272)          (40,106)
   Loss carryforwards                           5,812             5,761
   Other                                       (1,199)             (466)
-------------------------------------------------------------------------
Total deferred tax liabilities            $   (99,410)     $    (79,345)
=========================================================================

10. LEASES
Net rental expense, including amounts for leases of one year or less, was $50.9 million, $42.2 million, and $32.6 million in 2000, 1999, and 1998, respectively. Sublease rental income is not significant. A majority of the Company's leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses.

At May 28, 2000, annual minimum rental payments under capital and operating leases that have initial noncancelable terms in excess of one year were as follows:


                                         Capital         Operating
                                          Leases            Leases
2001                                  $    3,133       $    15,105
2002                                       2,938            13,029
2003                                       2,805            10,831
2004                                       2,804             8,223
2005                                       4,763             6,231
Thereafter                                 9,762            16,396
--------------------------------------------------------------------
Total minimum lease payments              26,205       $    69,815
                                                       ===========
Less: Imputed interest                     8,423
--------------------------------------------------
Present value of minimum
   lease payments                     $   17,782
==================================================

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Consolidated accounts payable and accrued expenses at May 28, 2000 and May 30, 1999 comprised the following items:


                                                 2000              1999
Trade payables                            $   151,398       $   156,993
Accrued expenses                              109,111           124,227
Accrued insurance                              58,669            53,089
Accrued payroll                                53,738            48,025
Accrued taxes, other
   than income                                  5,966             6,349
Accrued pension and
   profit sharing                              17,518             9,491
-------------------------------------------------------------------------
Total accounts payable
   and accrued expenses                   $   396,400       $   398,174
=========================================================================

12. CASH FLOW DATA
Interest and taxes paid included in the Company's cash flow from operations were as follows:


                                    2000           1999            1998
Interest paid                    $49,559        $39,125         $19,358
Taxes paid                        39,400         83,313          33,573
=========================================================================

Liabilities assumed in conjunction with business acquisitions were:


                                    2000           1999            1998
Fair value of assets
   acquired                 $     42,197   $    367,470     $   460,650
Consideration paid               (38,204)      (238,786)       (369,560)
-------------------------------------------------------------------------
Liabilities assumed         $      3,993   $    128,684     $    91,090
=========================================================================

13. EMPLOYEE BENEFITS PLANS
The Company maintains or participates in defined benefit plans or union-management-administered pension or profit sharing plans covering substantially all of its employees. Benefits are based on years of service and comprehensive or stated amounts for each year of service. Plan assets are invested in equities and fixed income securities. The Company's funding policy is to contribute annually not less than the ERISA minimum funding standards nor more than the maximum funding standards nor more than the maximum amount which can be deducted for federal income tax purposes.

The Company also provides health care and life insurance benefits to certain of its retired employees and eligible dependents. Employees are eligible for such benefits subject to minimum age and service requirements. Eligible employees that retire before the normal retirement age, along with their dependents, are entitled to benefits on a shared contribution basis. Substantially all benefits terminate at age sixty-five. The Company retains the right to modify or eliminate these benefits.

Effective with May 30, 1999, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 does not change the measurement or recognition of those plans, but revises the disclosure requirements for pension and other postretirement benefit plans for all years presented.

Net periodic benefit cost included the following components:


                                                       PENSION BENEFITS
                                                  2000           1999          1998
Service cost                                  $ 14,189       $ 12,429    $    3,919
Interest cost                                    9,343          7,429         4,068
Expected return on assets                       (9,150)        (6,867)       (3,403)
Amortization of unrecognized net
   transition asset                               (488)          (461)         (281)
Amortization of prior service cost                 215            203            93
Amortization of unrecognized net loss              432            722           279
-------------------------------------------------------------------------------------
Net benefit cost - company plans                14,541         13,455         4,675
Net benefit cost - multi-employer plans         10,911          9,891         6,606
-------------------------------------------------------------------------------------
Total net benefit cost                        $ 25,452       $ 23,346    $   11,281
=====================================================================================


                                                                    POSTRETIREMENT BENEFITS
                                                                2000          1999            1998
Service cost                                                 $   200       $    98          $   68
Interest cost                                                    496           290             230
Amortization of prior service cost                                38             -               -
Amortization of unrecognized net loss (gain)                     337            46             (16)
-----------------------------------------------------------------------------------------------------
Total net benefit cost                                       $ 1,071       $   434          $  282
=====================================================================================================

The changes in benefit obligations and plan assets, as well as, the funded status of the Company's pension and postretirement benefit plans are as follows:


                                                                   PENSION BENEFITS                  POSTRETIREMENT BENEFITS
                                                              2000                 1999              2000               1999
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year              $     138,581        $     113,309       $     7,698         $    4,653
   Service cost                                             14,189               13,139               200                102
   Interest cost                                             9,343                7,854               496                302
   Plan amendments                                             844                    -             2,021                379
   Liability from merged plans                                   -               17,027                 -                  -
   Actuarial loss (gain)                                    (6,869)               7,497             1,854              3,242
   Curtailment                                                   -              (10,188)                -                  -
   Benefits paid                                           (21,199)             (10,057)           (1,230)              (980)
------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                          134,889              138,581            11,039              7,698
------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
   beginning of year                                       114,187              103,134                 -                  -
   Actual return on plan assets                             15,929                3,231                 -                  -
   Assets from merged plans                                      -               17,082                 -                  -
   Company contributions                                     6,290                  797             1,230                980
   Benefits paid                                           (21,199)             (10,057)           (1,230)              (980)
------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at
   end of year                                             115,207              114,187                 -                  -
------------------------------------------------------------------------------------------------------------------------------
Funded status                                              (19,682)             (24,394)          (11,039)            (7,698)
   Unrecognized net transition asset                        (1,785)              (2,272)                -                  -
   Unrecognized prior service cost                           2,966                2,337             2,362                379
   Unrecognized net loss                                    (4,044)              10,035             5,657              4,140
------------------------------------------------------------------------------------------------------------------------------
Accrued pension cost                                 $     (22,545)       $     (14,294)      $    (3,020)        $   (3,179)
------------------------------------------------------------------------------------------------------------------------------
Total amounts recognized in the consolidated
   balance sheet                                     $     (22,545)       $     (14,294)      $    (3,020)        $   (3,179)
==============================================================================================================================

Included in the above pension benefits table is an unfunded supplemental retirement plan with a liability of $8.0 million and $7.0 million at May 28, 2000 and May 30, 1999, respectively.

The following weighted-average assumptions were used to determine the Company's obligations under the plans:


                                              PENSION BENEFITS                   POSTRETIREMENT BENEFITS
                                      2000          1999         1998         2000         1999         1998
Discount rate                        7.50%         7.00%        7.25%         7.5%        7.00%        7.25%
Expected return on plan assets       9.00%         9.00%        9.00%            -            -            -
Rate of compensation increase       0-5.0%        0-5.0%       0-5.0%            -            -            -
-------------------------------------------------------------------------------------------------------------

The assumed health care cost trend was 6.0% in 2000, decreasing gradually to 5.0% over two years and remaining level thereafter. If the health care trend was increased one percentage point, postretirement benefit costs for the year ended May 28, 2000, would have been $64 thousand higher, and the accumulated postretirement benefit obligation as of May 28, 2000, would have been $522 thousand higher. If the health care trend was decreased one percentage point, postretirement benefit costs for the year ended May 28, 2000, would have been $58 thousand lower, and the accumulated postretirement benefit obligation as of May 28, 2000, would have been $496 thousand lower.

The Company retained the earned pension liability related to the Vegetables operations for liabilities through the date of disposition. Accordingly, the projected benefit obligation, change in plan assets, funded status and prepaid benefit cost tables above include continuing and discontinued operations.

The Company sponsors contributory savings plans that allow employees to make regular contributions of up to 16% of their salary, subject to certain limitations prescribed by the Internal Revenue Service. The Company contributes an additional amount equal to 50% of the first 6% of salary contributed by the employee. Contributions by the Company to the savings plan were $6.5 million, $5.5 million and $3.0 million for fiscal 2000, 1999 and 1998, respectively.

As of January 1, 1998, the Company discontinued the noncontributory profit sharing plans for certain employees. Contributions under these plans were made at the discretion of the Board of Directors. Several acquired companies maintained profit sharing plans. Fiscal 2000 expense for these plans was zero, whereas expense for these plans for fiscal 1999 and 1998 was $253 thousand and $6.2 million, respectively.

14. COMMITMENTS AND CONTINGENT LIABILITIES
The Company is a current defendant in assorted legal matters and has been the subject of routine investigations by various state and federal agencies. The ultimate resolution of these matters is not expected to have a material adverse effect on the financial position or results of operations of the Company.

15. BUSINESS SEGMENT INFORMATION
The nature of products classified in the business segments presented herein is described in Note 1. Outside the United States, no single country is material for separate disclosure. Intersegment sales are not material. The Company has one retail grocery customer which represents approximately 10 percent of the Company's consolidated net sales.

Operating earnings of segments do not include interest income or expense and provision for income taxes. Identifiable assets are those used in the Company's operations in each segment. Corporate assets consist primarily of cash and temporary cash investments and deferred tax assets.


                                        DAIRY           PICKLES         SPECIALTY          CORPORATE      CONSOLIDATED
2000

Net sales                         $ 3,255,017         $ 378,562          $432,057        $        --       $ 4,065,636
Operating earnings(a)                 156,384            34,237            70,998            (39,007)          222,612
Identifiable assets                 1,378,424           205,795           290,024            129,299         2,003,542
Depreciation and amortization          79,853            10,538            12,083              5,097           107,571
Capital expenditures                  127,220             8,034             9,666              2,621           147,541

1999

Net sales                         $ 2,984,626         $ 363,681          $406,841        $        --       $ 3,755,148
Operating earnings(b)                  95,577            34,229            59,234            (35,702)          153,338
Identifiable assets                 1,329,629           185,572           287,515            109,160         1,911,876
Depreciation and amortization          65,989             8,566             9,922              3,465            87,942
Capital expenditures                  118,993            10,349             5,510              4,494           139,346

1998

Net sales                         $ 2,052,532         $ 348,695         $ 334,607        $        --       $ 2,735,834
Operating earnings                    114,084            37,054            52,187            (40,806)          162,519
Identifiable assets                   919,116           182,463           164,956             52,617         1,319,152
Depreciation and amortization          43,568             6,880             6,958              3,012            60,418
Capital expenditures                   68,142            12,095            18,829              5,617           104,683
---------------------------------------------------------------------------------------------------------------------------

    (a) Fiscal 2000 segment operating earnings include plant closure charges of $6,078 in the Dairy segment.

    (b) Fiscal 1999 segment operating earnings include plant closure charges of $8,882, $8,530 and $693 in the Dairy, Pickles, and Specialty segments, respectively.

16. SUBSEQUENT EVENTS

On June 23, 2000, the Company filed a shelf registration to issue from, time to time, up to $650.0 million in various debt and equity securities. The Company plans to use the net proceeds from any such issuances for general corporate purposes, including working capital, repayment or refinancing of indebtedness, acquisitions and capital expenditures.

On June 27, 2000, the Company purchased the Nalley's pickle business located in Tacoma, Washington, from Agrilink Foods, Inc. for cash consideration.

On July 10, 2000, the Company purchased the assets of the Land O'Lakes Upper Midwest fluid dairy operations for cash consideration. These operations include a full line of fluid milk, yogurt, cream, sour cream and cottage cheese. In conjunction with the Land O'Lakes purchase, Land O'Lakes and Dean Foods entered into a joint venture agreement to develop, market and license cream, half-and-half, sour cream and extended shelf life products to further expand the Lands O'Lakes brand.

QUARTERLY FINANCIAL DATA


Unaudited (In thousands, except for share data)      FIRST       SECOND         THIRD       FOURTH  FISCAL YEAR
FISCAL 2000
Net sales                                       $1,001,360    1,067,010       976,816    1,020,450    4,065,636
Gross profit                                    $  239,356      239,069       233,450      249,543      961,418
Net income                                      $   27,835       27,010        25,177       26,096      106,118
Per common share data:
   Basic income  per share                      $      .71          .69           .67          .72         2.79
   Diluted income per share                     $      .70          .68           .67          .72         2.77
   Stock price range
     High                                       $ 43 13/16       46 1/4        40 1/8       31 1/8       46 1/4
     Low                                        $  37 5/16       38 1/4      28 11/16     23 15/16     23 15/16
   Dividend rate                                $      .22          .22           .22          .22          .88
FISCAL 1999
Net sales                                       $  825,104      934,377       995,169    1,000,498    3,755,148
Gross profit                                    $  191,176      202,014       188,484      232,304      813,978
Income from continuing operations               $   22,913       23,354         3,280       20,784       70,331
Net income                                      $   21,172      105,986         3,280       20,784      151,222
Per common share data:
   Basic income (loss) per share
     Continuing operations                      $      .57          .59           .08          .53         1.77
     Discontinued operations                    $     (.04)        (.03)            -            -         (.07)
     Gain on sale of discontinued operations    $        -         2.10             -            -         2.10
     Net income                                 $      .53         2.66           .08          .53         3.80
   Diluted income (loss) per share
     Continuing operations                      $      .56          .58           .08          .52         1.74
     Discontinued operations                    $     (.04)        (.03)            -            -         (.07)
     Gain on sale of discontinued operations    $        -         2.05             -            -         2.07
     Net income                                 $      .52         2.60           .08          .52         3.74
   Stock price range
     High                                       $  57 7/16           50       46 5/16       39 3/4      57 7/16
     Low                                        $   45 1/4           41        33 3/8     32 15/16     32 15/16
   Dividend rate                                $      .21          .21           .21          .21          .84
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

The Company's common stock is traded on the New York Stock Exchange under the ticker symbol: DF.

SUMMARY OF OPERATIONS

(In thousands, except for items marked with an *)


Fiscal Year Ended May:                                    2000          1999          1998         1997         1996

OPERATING DATA
   Net sales                                   $     4,065,636     3,755,148     2,735,834    2,460,563    2,240,517
   Operating earnings (loss)                   $       222,612 (a)   153,338 (b)   162,519      138,671         (593)(c)
   Interest expense                            $        50,148        39,098        21,101       15,071       16,316
   Income (loss) from continuing operations    $       106,118 (a)    70,331 (b)    87,980       73,988      (16,865)(c)
   Income (loss) from discontinued operations  $             -        (2,929)       18,322       12,716      (32,823)
   Net income (loss)                           $       106,118 (a)   151,222 (b)   106,302       86,704      (49,688)(c)
   Depreciation on properties                  $        87,532        72,774        54,060       48,566       47,968
   Capital expenditures                        $       147,541       139,346       104,683       55,580       71,086
   Number of employees*                                 13,300        13,600        11,200        8,300        8,600

BALANCE SHEET DATA
   Working capital                             $       151,286       142,652        67,324       64,988       24,649
   Total assets                                $     2,003,542     1,911,876     1,607,189    1,133,680    1,131,625
   Net plant and equipment                     $       815,264       764,946       551,064      381,800      375,072
   Long-term obligations                       $       758,725       631,286       558,233      208,931      217,984
   Shareholders' equity                        $       657,685       716,414       619,266      567,681      507,692

COMMON STOCK DATA*
   Basic income (loss) per share
     Continuing operations                     $          2.79 (a)      1.77 (b)      2.17         1.84         (.42)(c)
Discontinued operations                        $             -          (.07)          .46          .32         (.82)
     Gain on sale of discontinued operations   $             -          2.10             -            -            -
     Net income (loss)                         $          2.79 (a)      3.80 (b)      2.63         2.16        (1.24)(c)
   Diluted income (loss) per share
     Continuing operations                     $          2.77 (a)      1.74 (b)      2.13         1.83         (.42)(c)
     Discontinued operations                   $             -          (.07)          .44          .32         (.82)
     Gain on sale of discontinued operations   $             -          2.07             -            -            -
     Net income (loss)                         $          2.77 (a)      3.74 (b)      2.57         2.15        (1.24)(c)
   Cash dividends per share                    $           .88           .84           .80          .76          .72
   Book value per share                        $         18.53         18.24         15.49        14.09        12.65
   Number of shareholders                                8,311         8,469         8,690        8,838        9,481
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

(a) 2000 continuing operations results include a pre-tax charge of $6,078 ($3,768 after-tax, or $.10 per share) related to the plant closures.

(b) 1999 continuing operations results include a pre-tax charge of $18,105 ($11,044 after-tax, or $.27 per share) related to the plant closures.

(c) 1996 continuing operations results include a pre-tax charge of $102,439 ($64,906 after-tax, or $1.62 per share) related to the adoption of a plan to reduce costs, rationalize production capacity and provide for severance and environmental costs. The 1996 Net Loss includes a pre-tax charge of $150,000 ($97,720 after-tax, or $2.44 per share) related to the plan adoption.

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